Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 6, 2025

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2025

INDIANAPOLIS, INDIANA – June 6, 2025 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2025. Hurco recorded a net loss of $4,063,000, or $0.62 per diluted share, for the second quarter of fiscal year 2025, which included a non-cash tax valuation allowance of $1,270,000 recorded in provision for income taxes. This net loss of $4,063,000 for the second quarter of fiscal 2025 compared to a net loss of $3,922,000, or $0.61 per diluted share, for the corresponding period in fiscal year 2024. For the first six months of fiscal year 2025, Hurco reported a net loss of $8,383,000, or $1.29 per diluted share, compared to a net loss of $5,570,000, or $0.86 per diluted share, for the corresponding period in fiscal year 2024. The net loss for the first six months of fiscal 2025 included $3,655,000 non-cash tax valuation allowance recorded in provision for income taxes.

Sales and service fees for the second quarter of fiscal year 2025 were $40,867,000, a decrease of $4,305,000, or 10%, compared to the corresponding prior year period, and included a favorable currency impact of $211,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal year 2025 were $87,281,000, a decrease of $2,950,000, or 3%, compared to the corresponding prior year period, and included an unfavorable currency impact of $223,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “We are all navigating a period of significant uncertainty across global markets. The challenges we face in forecasting international and domestic sales are shared by many in the manufacturing and industrial sectors. We remain committed to executing our long-term strategy and reinforcing our financial foundation. We’ve taken deliberate steps to strengthen cash flow and reduce costs, enabling us to support our balance sheet and focus on a return to profitability. Regardless of the market situation, Hurco is fully committed to investing in our product development initiatives to ensure that we continue to offer world-class products and capabilities that align with evolving market demands and position us to respond quickly as momentum returns."

The following table sets forth net sales and service fees by geographic region for the second fiscal quarter and six months ended April 30, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	April 30,				April 30,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$15,361	$16,947	($1,586)	(9)%	$33,469	$33,597	($128)	0%
Europe	21,608	22,720	(1,112)	(5)%	43,222	45,470	(2,248)	(5)%
Asia Pacific	3,898	5,505	(1,607)	(29)%	10,590	11,164	(574)	(5)%
Total	$40,867	$45,172	($4,305)	(10)%	$87,281	$90,231	($2,950)	(3)%

Sales in the Americas for the second quarter and first six months of fiscal year 2025 decreased by 9% and less than 1%, respectively, compared to the corresponding periods in fiscal year 2024, primarily due to decreased shipments of Hurco and Takumi machines and reduced sales of other original equipment manufacturer (“OEM”) machines by our wholly-owned domestic distributors. The decrease in machine sales was mostly attributable to decreased shipments of Hurco VMX and Takumi bridge mill and horizontal machines.

European sales for the second quarter of fiscal year 2025 decreased by 5%, compared to the corresponding period in fiscal year 2024, and included a favorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the first six months of fiscal year 2025 decreased by 5%, compared to the corresponding period in fiscal year 2024, and included an unfavorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in European sales in both periods were primarily attributable to a decreased volume of shipments of Hurco and Takumi machines in Germany, France, and Italy, as well as a decreased volume of shipments of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), partially offset by increased shipments of higher performance Hurco machines in the United Kingdom.

Asian Pacific sales for the second quarter of fiscal year 2025 decreased by 29%, compared to the corresponding prior year period, and included an unfavorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Asian Pacific sales for the first six months of fiscal year 2025 decreased by 5%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decreases in Asian Pacific sales in both periods were primarily due to decreased sales of higher-performance and 5-axis Hurco and Takumi machines in India, partially offset by increased shipment volume of Hurco VM and Takumi bridge mill and horizontal machines in China and Southeast Asia.

Orders for the second quarter of fiscal year 2025 were $43,700,000, a decrease of $492,000, or 1%, compared to the corresponding period in fiscal year 2024, and included an immaterial favorable currency impact of $72,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal year 2025 were $83,785,000, a decrease of $10,625,000, or 11%, compared to the corresponding period in fiscal year 2024, and included an unfavorable currency impact of $302,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second fiscal quarter and six months ended April 30, 2025, and 2024 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	April 30,				April 30,
	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Americas	$16,945	$17,069	($124)	(1)%	$31,588	$37,865	($6,277)	(17)%
Europe	21,086	23,873	(2,787)	(12)%	40,456	47,408	(6,952)	(15)%
Asia Pacific	5,669	3,250	2,419	74%	11,741	9,137	2,604	28%
Total	$43,700	$44,192	($492)	(1)%	$83,785	$94,410	($10,625)	(11)%

Orders in the Americas for the second quarter of fiscal year 2025 decreased by 1%, compared to the corresponding period in fiscal year 2024, primarily due to reduced demand for OEM machines sold by our wholly-owned domestic distributors, partially offset by increased customer demand for Milltronics machines. Orders in the Americas for the first six months of fiscal year 2025 decreased by 17%, compared to the corresponding period in fiscal year 2024. The year-over-year decrease in orders was primarily due to decreased customer demand for Hurco and Takumi machines and reduced demand for OEM machines sold by our wholly-owned domestic distributors, partially offset by increased customer demand for Milltronics machines.

European orders for the second quarter of fiscal year 2025 decreased by 12%, compared to the corresponding prior year period, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines in Germany and the United Kingdom, partially offset by increased customer demand for Hurco machines in Italy and electro-mechanical components and accessories manufactured by LCM. European orders for the first six months of fiscal year 2025 decreased by 15%, compared to the corresponding prior year period, and included an unfavorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The year-over-year decrease was primarily due to decreased customer demand for Hurco machines in Germany, the United Kingdom, and France, and decreased customer demand for electro-mechanical components and accessories manufactured by LCM, partially offset by increased customer demand for Hurco machines in Italy.

Asian Pacific orders for the second quarter of fiscal year 2025 increased by 74%, compared to the corresponding prior year period, and included an unfavorable currency impact of 3%, when translating foreign orders to U.S. dollars. Asian Pacific orders for the first six months of fiscal year 2025 increased by 28%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign orders to U.S. dollars. The year-over-year increases in Asian Pacific orders were driven primarily by increased customer demand for Hurco and Takumi machines across the Asian Pacific region where our customers are located.

Gross profit for the second quarter of fiscal year 2025 was $7,829,000, or 19% of sales, compared to $8,019,000, or 18% of sales, for the corresponding prior year period. The quarter-over-quarter increase in gross profit as a percentage of sales was primarily due to a relative increase of European sales contributions to total sales of 3% and lower fixed costs allocated to overhead related to cost savings implemented in the second half of 2024. Gross profit for the first six months of fiscal year 2025 was $16,119,000, or 18% of sales, compared to $17,714,000, or 20% of sales, for the corresponding prior year period. The year-over-year decrease in gross profit as a percentage of sales was primarily due to the lower volume of sales of vertical milling machines in the Americas and Europe where we typically sell more of our higher-performance VMX series machines and lathes.

Selling, general, and administrative expenses for the second quarter of fiscal year 2025 were $10,897,000, or 27% of sales, compared to $11,461,000, or 25% of sales, in the corresponding fiscal year 2024 period, and included an immaterial unfavorable currency impact of $29,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first six months of fiscal year 2025 were $21,279,000, or 24% of sales, compared to $22,976,000, or 25% of sales, in the corresponding fiscal year 2024 period, and included an immaterial favorable currency impact of $55,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reductions in selling, general and administrative expenses for the second quarter and first six months of fiscal year 2025 compared to the corresponding prior year periods reflected lower levels of discretionary spending, reduced sales commissions, and reduced employee health insurance costs.

Income tax expense for the second quarter of fiscal year 2025 was $518,000, compared to an income tax expense of $40,000 for the corresponding prior year period, and included a valuation allowance of $1,270,000 recorded against our Italian, U.S. and Chinese deferred tax assets. Income tax expense for the first six months of fiscal year 2025 was $2,559,000, compared to an income tax benefit of $561,000 for the corresponding prior year period, and included a valuation allowance of $3,655,000 recorded against our Italian, U.S. and Chinese deferred tax assets. The year-over-year changes in income tax were primarily due to changes in geographic mix of income and loss that include jurisdictions with differing tax rates, and discrete items related to unvested stock compensation. Because we have a valuation allowance recorded against our Italian, U.S. and Chinese deferred tax assets, we did not record a tax benefit for the second quarter and first six months of fiscal year 2025 of $1,270,000 and $2,433,000 respectively. The valuation allowances recorded during the second quarter and first six months of fiscal 2025 reflected a full valuation allowance of the U.S. and Italian deferred tax assets and were recorded after evaluating changes to tax laws, statutory tax rates, and our cumulative three-year income (loss) levels for the U.S. and Italy for the first six months of fiscal year 2025.

Cash and cash equivalents totaled $43,807,000 at April 30, 2025, compared to $33,330,000 at October 31, 2024. Working capital was $175,914,000 at April 30, 2025, compared to $180,788,000 at October 31, 2024. The decrease in working capital was primarily driven by decreases in inventories and accounts receivable, net, partially offset by an increase in cash and cash equivalents.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations, and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2025	2024	2025	2024

	(unaudited)		(unaudited)
Sales and service fees	$ 40,867	$ 45,172	$ 87,281	$ 90,231
Cost of sales and service	33,038	37,153	71,162	72,517

Gross profit	7,829	8,019	16,119	17,714
Selling, general and administrative expenses	10,897	11,461	21,279	22,976

Operating (loss) income	(3,068)	(3,442)	(5,160)	(5,262)
Interest expense	4	136	62	267
Interest income	87	164	181	320
Investment income	12	8	173	67
Other (expense) income, net	(572)	(476)	(956)	(989)
(Loss) income before taxes	(3,545)	(3,882)	(5,824)	(6,131)
Provision (benefit) for income taxes	518	40	2,559	(561)
Net (loss) income	($ 4,063)	($ 3,922)	($ 8,383)	($ 5,570)

(Loss) income per common share
Basic	($ 0.62)	($ 0.61)	($ 1.29)	($ 0.86)
Diluted	($ 0.62)	($ 0.61)	($ 1.29)	($ 0.86)
Weighted average common shares outstanding
Basic	6,500	6,518	6,479	6,500
Diluted	6,500	6,518	6,479	6,500

Dividends per share	$ -	$ 0.16	$ -	$ 0.32

OTHER CONSOLIDATED FINANCIAL DATA
	April 30,		Six Months Ended April 30,
Operating Data:	2025	2024	2025	2024

	(unaudited)		(unaudited)
Gross margin	19%	18%	18%	20%
SG&A expense as a percentage of sales	27%	25%	24%	25%
Operating (loss) income as a percentage of sales	(8)%	(8)%	(6)%	(6)%
Pre-tax (loss) income as a percentage of sales	(9)%	(9)%	(7)%	(7)%
Effective tax rate	(15)%	(1)%	(44)%	9%
Depreciation and amortization	$ 648	$ 882	$ 1,358	$ 1,790
Capital expenditures	$ 800	$ 479	$ 1,356	$ 1,311

Balance Sheet Data:	4/30/2025	10/31/2024
Working capital	$ 175,914	$ 180,788
Days sales outstanding	51	49
Inventory turns	1.0	1.0
Capitalization
Total debt	--	--
Shareholders' equity	202,280	207,172
Total	$ 202,280	$ 207,172

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	April 30,	October 31,
	2025	2024
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 43,807	$ 33,330
Accounts receivable, net	25,583	36,678
Inventories	146,441	153,037
Derivative assets	1,112	323
Prepaid and other assets	5,966	5,209
Total current assets	222,909	228,577

Property and equipment:
Land	1,046	1,046
Building	7,381	7,381
Machinery and equipment	26,407	28,106
Leasehold improvements	4,421	4,667
	39,255	41,200
Less accumulated depreciation and amortization	(31,021)	(32,404)
Total property and equipment, net	8,234	8,796

Non-current assets:
Software development costs, less accumulated amortization	7,448	7,044
Intangible assets, net	702	763
Operating lease - right of use assets, net	11,280	11,313
Deferred income taxes	640	1,349
Investments	8,548	8,216
Other assets	2,713	2,585
Total non-current assets	31,331	31,270

Total assets	$ 262,474	$ 268,643

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 23,632	$ 24,951
Customer deposits	3,633	4,308
Derivative liabilities	1,810	705
Operating lease liabilities	3,900	3,829
Accrued payroll and employee benefits	6,965	7,786
Accrued income taxes	1,844	866
Accrued expenses	4,275	4,258
Accrued warranty expenses	936	1,086
Total current liabilities	46,995	47,789

Non-current liabilities:
Deferred income taxes	49	53
Accrued tax liability	28	537
Operating lease liabilities	7,761	7,852
Deferred credits and other	5,361	5,240
Total non-current liabilities	13,199	13,682

Commitment and contingencies	-	-

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,674,154 and 6,548,838 shares issued and 6,506,868 and 6,435,624 shares outstanding, as of April 30, 2025 and October 31, 2024, respectively	651	644
Additional paid-in capital	62,192	61,500
Retained earnings	153,039	161,422
Accumulated other comprehensive loss	(13,602)	(16,394)
Total shareholders' equity	202,280	207,172

Total liabilities and shareholders' equity	$ 262,474	$ 268,643